Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated October 15, 2018 and the Prospectus dated January 24, 2018

Registration No. 333-222676

Accelerate your investments IncomeDriver Notes® ACCELER ATE YOUR EARNINGS WITH 2.85% INTEREST Interest Rate as of February 5, 2019. The interest rate is variable and subject to change at any time. Toyota Financial Services’ IncomeDriver Notes® puts you in the driver’s seat and offers an opportunity to invest with a company you believe in and a partner you can trust. Learn more at incomedrivernotes.com Higher interest rates than typical deposit accounts* Low $500 minimum initial investment No long-term commitments

*As of January 7, 2019, national rates for Money Market and Interest Checking were 0.17% and 0.06%, respectively, and are calculated using an annual percentage yield. This information is based upon the rates published by the Federal Deposit Insurance Corporation.

Toyota Financial Services is a service mark used to market the products of Toyota Motor Credit Corporation and IncomeDriver Notes is a registered trademark of Toyota Motor Credit Corporation.

Toyota Motor Credit Corporation (“TMCC”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TMCC has filed with the SEC for more complete information about TMCC and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, TMCC will arrange to send you the prospectus if you request it by calling 1 (844) 464-4673.

IncomeDriver Notes are unsecured debt obligations solely of TMCC and are not obligations of, or directly or indirectly guaranteed, by Toyota Motor Corporation,

Toyota Financial Services Corporation, or any of their respective affiliates. The IncomeDriver Notes will have the benefit of credit support agreements as described in the prospectus filed with the SEC. IncomeDriver Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. IncomeDriver Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

IncomeDriver Notes are available to individuals and entities with a U.S. address and a social security number or Federal Tax ID number.